                                                                    EXHIBIT 99.3

                           REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
HOME SHOPPING NETWORK, INC.

    We have audited the accompanying consolidated balance sheets of Home Shopping Network, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Home Shopping Network, Inc. and subsidiaries at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 2 to the consolidated financial statements, on January 1, 2001, the Company adopted AICPA Statement of Position 00-2, "Accounting by Producers or Distributors of Films."

                                        /s/ ERNST & YOUNG LLP

New York, New York
January 29, 2002

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2001         2000         1999
                                                           ----------   ----------   ----------
  Product sales..........................................  $1,935,542   $1,799,932   $1,370,790
  Service revenue........................................   1,687,376    1,554,860    1,315,689
                                                           ----------   ----------   ----------
  Net revenues...........................................   3,622,918    3,354,792    2,686,479
Operating costs and expenses:
  Cost of sales-product sales............................   1,287,630    1,178,369      900,896
  Cost of sales-service revenue..........................      16,823        6,360        4,446

  Program costs..........................................     726,549      684,992      630,956
  Selling and marketing..................................     421,259      383,722      277,257
  General and administrative.............................     336,140      284,800      231,003
  Other operating costs..................................     132,801      129,458       89,793
  Amortization of cable distribution fees................      43,975       36,322       26,680
  Amortization of non-cash compensation..................       9,799        9,704        6,314
  Depreciation and amortization..........................     236,819      376,791      175,539
                                                           ----------   ----------   ----------
  Total operating costs and expenses.....................   3,211,795    3,090,518    2,342,884
                                                           ----------   ----------   ----------
Operating profit.........................................     411,123      264,274      343,595
Other income (expense):
  Interest income........................................      43,675       61,336       37,573
  Interest expense.......................................     (73,183)     (69,659)     (73,106)
  Gain on sale of securities.............................          --           --       89,721
  Gain on sale of subsidiary stock.......................          --      104,625           --
  Other, net.............................................     (40,395)     (45,859)       2,103
                                                           ----------   ----------   ----------
                                                              (69,903)      50,443       56,291
Earnings before income taxes, minority interest and
  cumulative effect of accounting change.................     341,220      314,717      399,886
Income tax expense.......................................     (87,738)     (89,424)     (73,318)
Minority interest........................................    (188,925)    (160,267)    (241,369)
                                                           ----------   ----------   ----------
Earnings before cumulative effect of accounting change...      64,557       65,026       85,199
Cumulative effect of accounting change...................       1,901           --           --
                                                           ----------   ----------   ----------
NET EARNINGS.............................................  $   66,458   $   65,026   $   85,199
                                                           ----------   ----------   ----------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                                       ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................  $  779,592   $   71,816
Accounts and notes receivable, net of allowance of $30,586
  and $50,646, respectively.................................     533,869      519,365
Inventories, net............................................     404,155      396,523
Investments held for sale...................................          --          750
Deferred income taxes.......................................      11,084       17,448
Other current assets, net...................................      26,120       18,024
                                                              ----------   ----------
  Total current assets......................................   1,754,820    1,023,926
PROPERTY, PLANT AND EQUIPMENT
Computer and broadcast equipment............................     132,712      143,559
Buildings and leasehold improvements........................      79,043       71,979
Furniture and other equipment...............................      96,941       76,623
Land........................................................      10,386       10,281
Projects in progress........................................      40,032       32,747
                                                              ----------   ----------
                                                                 359,114      335,189
  Less accumulated depreciation and amortization............    (120,468)     (83,549)
                                                              ----------   ----------
                                                                 238,646      251,640
OTHER ASSETS
Intangible assets, net......................................   4,888,545    5,023,735
Cable distribution fees, net................................     158,880      159,473
Long-term investments.......................................      39,485       29,187
Notes and accounts receivable, net ($99,819 and $22,575,
  respectively, from related parties).......................     130,368       33,571
Inventories, net............................................     484,679      430,215
Advances to USA and subsidiaries............................      70,477      547,292
Deferred charges and other, net.............................      58,475       44,011
                                                              ----------   ----------
                                                              $7,824,375   $7,543,050
                                                              ----------   ----------
                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Current maturities of long-term obligations.................  $   32,911   $   20,053
Accounts payable, trade.....................................     233,063      201,484
Obligations for program rights and film costs...............     272,601      283,812
Cable distribution fees.....................................      32,795       33,598
Deferred revenue............................................      58,949       41,335
Other accrued liabilities...................................     416,212      351,331
                                                              ----------   ----------
Total current liabilities...................................   1,046,531      931,613
LONG-TERM OBLIGATIONS (net of current maturities)...........     499,513      504,063
OBLIGATIONS FOR PROGRAM RIGHTS AND FILM COSTS, net of
  current...................................................     285,378      295,210
OTHER LONG-TERM LIABILITIES.................................      40,247       81,925
DEFERRED INCOME TAXES.......................................      69,397       25,821
MINORITY INTEREST...........................................   4,563,804    4,420,252
COMMITMENTS AND CONTINGENCIES...............................          --           --
STOCKHOLDERS' EQUITY
Common Stock................................................   1,221,408    1,221,408
Additional paid-in capital..................................      70,312       70,312
Retained earnings...........................................      33,398       (2,320)
Accumulated other comprehensive income......................      (5,613)      (5,234)
                                                              ----------   ----------
  Total stockholder's equity................................   1,319,505    1,284,166
                                                              ----------   ----------
                                                              $7,824,375   $7,543,050
                                                              ----------   ----------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                         ACCUMULATED
                                                               ADDITIONAL   RETAINED                        OTHER
                                                    COMMON      PAID-IN     EARNINGS      UNEARNED      COMPREHENSIVE
                                       TOTAL        STOCK       CAPITAL     (DEFICIT)   COMPENSATION        INCOME
                                     ----------   ----------   ----------   ---------   -------------   --------------
                                                                      (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1998.......  $1,320,172   $1,221,408    $70,755     $  18,379       $(723)        $  10,353
  Comprehensive Income:
    Net earnings for the year ended
      December 31, 1999............      85,199           --         --        85,199          --                --
    Decrease in unrealized gains in
      available for sale
      securities...................     (10,353)          --         --            --          --           (10,353)
                                     ----------
    Comprehensive income...........      74,846
                                     ----------
  Mandatory tax distribution to LLC
    partners.......................     (52,755)          --         --       (52,755)         --                --
  Amortization of unearned
    compensation related to stock
    options and equity
    participation plans............         280           --       (443)           --         723                --
                                     ----------   ----------    -------     ---------       -----         ---------
BALANCE AT DECEMBER 31, 1999.......   1,342,543    1,221,408     70,312        50,823          --                --
  Comprehensive Income:
    Net earnings for the year ended
      December 31, 2000............      65,026           --         --        65,026          --                --
    Decrease in unrealized loss in
      available for sale
      securities...................      (5,647)          --         --            --          --            (5,647)
    Foreign currency translation...         413           --         --            --          --               413
                                     ----------
    Comprehensive income...........      59,792           --         --            --          --                --
                                     ----------
  Mandatory tax distribution to LLC
    partners.......................    (118,169)          --         --      (118,169)         --                --
                                     ----------   ----------    -------     ---------       -----         ---------
BALANCE AT DECEMBER 31, 2000.......   1,284,166    1,221,408     70,312        (2,320)         --            (5,234)
  Comprehensive Income:
    Net earnings for the year ended
      December 31, 2001............      66,458           --         --        66,458          --                --
    Decrease in unrealized loss in
      available for sale
      securities...................       5,647           --         --            --          --             5,647
    Foreign currency translation...      (6,026)          --         --            --          --            (6,026)
                                     ----------
    Comprehensive income...........      66,079           --         --            --          --                --
                                     ----------
  Mandatory tax distribution to LLC
    partners.......................     (30,740)          --         --       (30,740)         --                --
                                     ----------   ----------    -------     ---------       -----         ---------
BALANCE AT DECEMBER 31, 2001.......  $1,319,505   $1,221,408    $70,312     $  33,398       $  --         $  (5,613)
                                     ----------   ----------    -------     ---------       -----         ---------

    Accumulated other comprehensive income is comprised of unrealized (losses) gains on available for sale securities of $0 and $(5,647) for December 31, 2001 and 2000, respectively and foreign currency translation adjustments of $(5,613) and $413 for December 31, 2001 and 2000 respectively. There were no foreign currency translation for December 31, 1999.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings................................................  $  66,458   $  65,026   $  85,199
ADJUSTMENTS TO RECONCILE NET EARNINGS (LOSS) TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES:
  Depreciation and amortization.............................    236,819     376,791     175,539
  Amortization of cable distribution fees...................     43,975      36,322      26,680
  Amortization of program rights and film costs.............    658,328     597,659     532,900
  Gain on sale of subsidiary stock..........................         --    (104,625)         --
  Cumulative effect of accounting change....................     (1,901)         --          --
  Non-cash compensation.....................................      9,799       9,704       6,314
  Amortization of deferred financing costs..................         --       2,457       5,035
  Deferred income taxes.....................................         --      30,186      13,298
  Equity in (earnings) losses of unconsolidated
    affiliates..............................................     38,155      46,025      (1,866)
  Minority interest.........................................    188,925     160,267     241,369
CHANGES IN CURRENT ASSETS AND LIABILITIES:
  Accounts receivable.......................................    (40,545)   (105,835)    (33,879)
  Inventories...............................................     30,210     (44,687)    (16,805)
  Accounts payable..........................................     25,118      34,425     (11,233)
  Accrued liabilities and deferred revenue..................     76,135      73,007      28,738
  Payment for program rights and film costs.................   (764,625)   (739,066)   (555,383)
  Increase in cable distribution fees.......................    (47,393)    (64,876)    (42,887)
  Other, net................................................    (17,319)    (12,541)    (25,321)
                                                              ---------   ---------   ---------
  NET CASH PROVIDED BY OPERATING ACTIVITIES.................    502,139     360,239     427,698
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired........................    (35,845)   (110,780)     (7,500)
  Capital expenditures......................................    (68,496)    (94,826)    (70,681)
  Increase in long-term investments and notes receivable....   (110,871)    (40,220)    (54,478)
  Proceeds from sale of securities..........................         --       2,194     107,231
  Payment of merger and financing costs.....................         --          --          --
  Other, net................................................     21,627      (2,168)      8,654
                                                              ---------   ---------   ---------
  NET CASH USED IN INVESTING ACTIVITIES.....................   (193,585)   (245,800)    (16,774)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings................................................     22,494      64,611          --
  Payment of mandatory tax distribution to LLC partners.....    (30,740)   (118,169)    (52,755)
  Principal payments on long-term obligations...............    (14,842)    (60,981)   (253,224)
  Repurchase of LLC shares..................................         --    (129,907)     (8,934)
  Proceeds from issuance of LLC shares......................         --     210,455     410,545
  Advances from (to) USA and subsidiaries...................    430,242    (246,775)   (493,985)
  Other.....................................................     (5,821)    (10,531)         --
                                                              ---------   ---------   ---------
  NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.......    401,333    (291,297)   (398,353)
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (2,111)      1,200          --
                                                              ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    707,776    (175,658)     12,571
Cash and cash equivalents at beginning of period............     71,816     247,474     234,903
                                                              ---------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 779,592   $  71,816   $ 247,474
                                                              ---------   ---------   ---------

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION

GENERAL

    Home Shopping Network, Inc. (the "Company" or "Home Shopping"), is a holding company, whose subsidiary USANi LLC is engaged in diversified media and electronic commerce businesses. In December 1996, the Company consummated a merger with USA Networks, Inc. ("USA"), formerly known as HSN, Inc., and became a subsidiary of USA (the "Home Shopping Merger").

    On February 12, 1998, the Company acquired USA Cable, a New York general partnership, consisting of cable television networks, USA Network and Sci Fi Channel ("USA Cable"), as well as the domestic television production and distribution businesses of Universal Studios ("Studios USA") from Universal Studios, Inc. ("Universal"), an entity controlled by The Seagram Company Ltd. ("Seagram") (the "Universal Transaction"). In connection with the Universal Transaction, the Company formed a new subsidiary, USANi LLC, and contributed the operating assets of the Home Shopping Network services ("HSN") to USANi LLC. Furthermore, USA contributed USA Cable and Studios USA to USANi LLC on
February 12, 1998.

    The Company is organized into two groups, the Interactive Group and the Entertainment Group. The Interactive Group consists of Home Shopping Network (including HSN International and HSN.com; Electronic Commerce Solutions; and Styleclick (OTC: IBUY). The Entertainment Group consists of USA Cable, including USA Network and Sci Fi Channel and Emerging networks TRIO, Newsworld International, and Crime; and Studios USA, which produces and distributes television programming.

    On December 17, 2001, USA and Vivendi Universal, S.A. ("Vivendi") announced a transaction (the "Vivendi Transaction") in which USA's Entertainment Group, consisting of USA Cable, Studios USA, and USA Films, would be contributed to Vivendi Universal Entertainment, a new joint venture controlled by Vivendi. See below for further discussion under "Subsequent Events".

SUBSEQUENT EVENTS (UNAUDITED)

CONTRIBUTION OF THE USA ENTERTAINMENT GROUP TO VUE

    On December 17, 2001, USA announced it had entered into an agreement with Vivendi pursuant to which USA would contribute USA's Entertainment Group to a limited liability entity (Vivendi Universal Entertainment, "VUE") to be controlled by Vivendi, to which Vivendi would contribute the film, television and theme park businesses of Universal Studios, Inc. ("Universal"). Upon consummation of the Vivendi transaction, the joint venture will be controlled by Vivendi and its subsidiaries, with the common interests owned 93.06% by Vivendi, 5.44% by USA and 1.5% by Mr. Diller, Chairman and CEO of USA.

    In connection with the Vivendi Transaction, USA and its subsidiaries will receive the following at the closing of the transactions: (i) approximately $1.62 billion in cash, debt-financed by VUE, subject to tax-deferred treatment for a 15-year period, (ii) a $750 million face value Class A preferred interest in VUE, with a 5% annual paid-in-kind dividend and a 20-year term, to be settled in cash at its then face value at maturity; (iii) a $1.75 billion face value Class B preferred interest in VUE, with a 1.4% annual paid-in-kind dividend, a 3.6% annual cash dividend, callable and puttable after 20 years, to be settled by Universal at its then face value with a maximum of approximately
56.6 million USA common shares, provided that Universal may substitute cash in lieu of shares of USA common stock (but not USA Class B common stock), at its election; (iv) a 5.44% common interest in VUE, generally callable by

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 1--ORGANIZATION (CONTINUED)
Universal after five years and puttable by USA after eight years, which may be settled in either Vivendi stock or cash, at Universal's election, and (v) a cancellation of Universal's USANi LLC interests currently exchangeable into USA common shares including USANi LLC interests obtained from Liberty in connection with a related transaction (see immediately below).

    Related to the transaction, Liberty will exchange 7,079,726 shares of USANi LLC for shares of USA common stock, and subsequently transfer to Universal 25,000,000 shares of USA common stock, its remaining 38,694,982 shares of USANi LLC, as well as the assets and liabilities of Liberty Programming France (which consist primarily of 4,921,250 shares of multiThematiques S.A., a French entity), in exchange for 37,386,436 Vivendi ordinary shares.

    In addition, USA will issue to Universal ten-year warrants to acquire shares of USA common stock as follows: 24,187,094 shares at $27.50 per share; 24,187,094 shares at $32.50 per share; and 12,093,547 shares at $37.50 per share. Barry Diller, USA's chairman and chief executive officer, will receive a common interest in VUE with a 1.5% profit sharing percentage, with a minimum value of $275.0 million, in return for his agreeing to specified non-competition provisions and agreeing to serve as chairman and chief executive officer of VUE. USA and Mr. Diller have agreed that they will not compete with Vivendi's television and filmed entertainment businesses (including VUE) for a minimum of 18 months.

    In February 2002, Mr. Diller assigned to three executive officers of USA, the right to receive economic interests in a portion of the common interests in VUE that Mr. Diller will receive upon closing of the transactions.

    The Vivendi Transaction is subject to USA shareholder vote, including the approval of 66 2/3% of the outstanding USA common stock and USA preferred stock, voting together as a single class, and excluding shares held by Vivendi, Liberty, Mr. Diller and their respective affiliates, as well as other customary regulatory approvals, and there can be no assurance that the transaction will be completed.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and all wholly-owned and voting-controlled subsidiaries. The Company consolidates HSN--Germany based upon a Pooling Agreement allowing for the Company to elect a majority of the Board of Directors and to control the operations of HSN--Germany. Significant intercompany transactions and accounts have been eliminated.

    Investments in which the Company owns a 20%, but not in excess of 50%, interest and where it can exercise significant influence over the operations of the investee, are accounted for using the equity method. In addition, partnership interests are recorded using the equity method. All other investments are accounted for using the cost method. The Company periodically evaluates the recoverability of investments recorded under the cost method and recognizes losses if a decline in value is determined to be other than temporary.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUES

CABLE AND STUDIOS

    Television production revenues are recognized as completed episodes are delivered. Generally, television programs are first licensed for network exhibition and foreign syndication, and subsequently for domestic syndication, cable television and home video. Certain television programs are produced and/or distributed directly for initial exhibition by local television stations, advertiser-supported cable television, pay television and/or home video. Television production advertising revenues (I.E., sales of advertising time received by Studios USA in lieu of cash fees for the licensing of program broadcast rights to a broadcast station ("barter syndication")) are recognized upon both the commencement of the license period of the program and the sale of advertising time pursuant to non-cancelable agreements, provided that the program is available for its first broadcast. Foreign minimum guaranteed amounts are recognized as revenues on the commencement date of the license agreement, provided the program is available for exhibition.

    USA Cable advertising revenue is recognized in the period in which the advertising commercials are aired on the cable networks. Certain contracts with advertisers contain minimum commitments with respect to advertising viewership. In the event that such minimum commitments are not met, the contracts require additional subsequent airings of the advertisement. As a result, provisions are recorded against advertising revenues for audience under deliveries ("makegoods") until such subsequent airings are conducted. Affiliate fees are recognized in the period during which the programming is provided.

ELECTRONIC RETAILING

    Revenues from Home Shopping primarily consist of merchandise sales and are reduced by incentive discounts and sales returns to arrive at net sales. Revenues for domestic sales are recorded for credit card sales upon transaction authorization, which occurs only if the goods are in stock, and for check sales upon receipt of customer payment, which does not vary significantly from the time goods are shipped. Revenues for international sales are recorded upon shipment. Home Shopping's sales policy allows merchandise to be returned at the customer's discretion within 30 days of the date of delivery. Allowances for returned merchandise and other adjustments are provided based upon past experience.

OTHER

    Revenues from all other sources are recognized either upon delivery or when the service is provided.

FILM COSTS

    Film costs consist of direct production costs and production overhead, less accumulated amortization. Prior to the adoption of SOP 00-2 on January 1, 2001 (see below for further information), development roster (and related costs), abandoned story and development costs were charged to production overhead. Film costs are stated at the lower of unamortized cost or estimated net realizable value on a production-by-production basis.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Generally, the estimated ultimate costs of completed film costs are amortized, and participation expenses are accrued, for each production in the proportion that current period revenue recognized bears to the estimated future revenue to be received from all sources. Amortization and accruals are made under the individual film forecast method. Estimated ultimate revenues and costs are reviewed quarterly and revisions to amortization rates or write-downs to net realizable value are made as required.

    Film costs, net of amortization, are classified as non-current assets.

PROGRAM RIGHTS

    License agreements for program material are accounted for as a purchase of program rights. The asset related to the program rights acquired and the liability for the obligation incurred are recorded at their net present value when the license period begins and the program is available for its initial broadcast. The asset is amortized primarily based on the estimated number of airings. Amortization is computed generally on the straight-line basis as programs air; however, when management estimates that the first airing of a program has more value than subsequent airings, an accelerated method of amortization is used. Other costs related to programming, which include program assembly, commercial integration and other costs, are expensed as incurred. Management periodically reviews the carrying value of program rights and records write-offs, as warranted, based on changes in programming usage.

ADVERTISING BARTER TRANSACTIONS

    Barter transactions represent the exchange of commercial air-time for programming, merchandise or services. The transactions are recorded at the estimated fair market value of the asset or services received or given in accordance with Emerging Issues Task Force Issue No. 99-17, "Accounting for Advertising Barter Transactions." Barter revenue for the year ended December 31, 2001 was $42.2 million. Barter revenues for the year ended December 31, 2000 and 1999 are not material to the Company's statement of operations.

MERCHANDISE INVENTORIES, NET

    Merchandise inventories are valued at the lower of cost or market, cost being determined using the first-in, first-out method. Cost includes freight, certain warehouse costs and other allocable overhead. Market is determined on the basis of net realizable value, giving consideration to obsolescence and other factors. Merchandise inventories are presented net of an inventory carrying adjustment of $40.4 million and $37.9 million at December 31, 2001 and 2000, respectively.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash and short-term investments. Short-term investments consist primarily of U.S. Treasury Securities, U.S. Government agencies and certificates of deposit with original maturities of less than 91 days.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Depreciation and amortization is provided for on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.

                                                    DEPRECIATION/AMORTIZATION
ASSET CATEGORY                                               PERIOD
--------------                                      -------------------------
Computer and broadcast equipment..................        3 to 13 Years
Buildings.........................................       30 to 40 Years
Leasehold improvements............................        4 to 20 Years
Furniture and other equipment.....................        3 to 10 Years

    Depreciation and amortization expense on property, plant and equipment was $83.6 million, $65.2 million and $41.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

LONG-LIVED ASSETS INCLUDING INTANGIBLES

    The Company's accounting policy regarding the assessment of the recoverability of the carrying value of long-lived assets, including goodwill and other intangibles and property, plant and equipment, is to review the carrying value of the assets if the facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value will not be recoverable, as determined based on the projected undiscounted future cash flows, the carrying value is reduced to its estimated fair value. See below under "New Accounting Pronouncements" for further information related to goodwill and other intangible assets. The Company amortizes goodwill and other intangible assets over their estimated useful lives, which range from 3 to 40 years for goodwill and 1 to 5 years for intangibles.

CABLE DISTRIBUTION FEES

    Cable distribution fees relate to upfront fees paid in connection with multi-year cable contracts for carriage of Home Shopping's programming. These fees are amortized to expense on a straight line basis over the terms of the respective contracts.

ADVERTISING

    Advertising costs are primarily expensed in the period incurred. Advertising expense for the years ended December 31, 2001, 2000 and 1999 were $137.3 million, $127.5 million and $95.5 million, respectively.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation issued to employees in accordance with APB 25, "Accounting for Stock Issued to Employees." In cases where exercise prices are less than fair value as of the grant date, compensation is recognized over the vesting period. For stock-based compensation issued to non-employees, the Company accounts for the grants in accordance with FASB Statement No. 123, "Accounting for Stock Based Compensation."

MINORITY INTEREST

    Minority interest represents the ownership interests of third parties in the net assets and results of operations of certain consolidated subsidiaries. Minority interest primarily represents the public's

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) ownership interest in Styleclick since July 27, 2000 and the public's ownership interest in HSN--Germany since its consolidation as of January 1, 2000. Upon completion of the Vivendi Transaction, Holdco and USA will own 100% of the member's interest in USANi LLC.

FOREIGN CURRENCY TRANSLATION

    The financial position and operating results of all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange on the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses, which have not been material, are included as a component of accumulated other comprehensive income (loss) in accumulated deficit.

ISSUANCES OF SUBSIDIARY STOCK

    The Company accounts for issuances of stock by a subsidiary via income statement recognition, recording income or losses as non-operating income/ (expense). During the year ended December 31, 2000, the Company recorded a gain of $104.6 million related to the issuance of subsidiary stock. See Note 3 for further discussion.

ACCOUNTING ESTIMATES

    Management of the Company is required to make certain estimates and assumptions during the preparation of consolidated financial statements in accordance with generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

    Significant estimates underlying the accompanying consolidated financial statements include the inventory carrying adjustment, program rights and film cost amortization, sales return and other revenue allowances, allowance for doubtful accounts, recoverability of intangibles and other long-lived assets, estimates of film revenue ultimates and various other operating allowances and accruals.

NEW ACCOUNTING PRONOUNCEMENTS

GOODWILL AND OTHER INTANGIBLE ASSETS

    Effective January 1, 2002, all calendar year companies will be required to adopt Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets." The new rules eliminate amortization of goodwill and other intangible assets with indefinite lives and establish new measurement criterion for these assets. Although it has not completed its assessment, the Company does not anticipate a write-off upon adoption. The rules are expected to reduce USA's annual amortization by approximately
$145.4 million.

FILM ACCOUNTING

    The Company adopted SOP 00-2, "Accounting by Producers or Distributors of Films" ("SOP 00-2") during the twelve months ended December 31, 2001. SOP 00-2 established new film accounting

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) standards, including changes in revenue recognition and accounting for advertising, development and overhead costs. Specifically, SOP 00-2 requires advertising costs for theatrical and television product to be expensed as incurred. This compares to the Company's previous policy of first capitalizing these costs and then expensing them over the related revenue streams. In addition, SOP 00-2 requires development costs for abandoned projects and certain indirect overhead costs to be charged directly to expense, instead of those costs being capitalized to film costs, which was required under the previous accounting rules. SOP 00-2 also requires all film costs to be classified in the balance sheet as non-current assets. Provisions of SOP 00-2 in other areas, such as revenue recognition, generally are consistent with the Company's existing accounting policies.

    SOP 00-2 was adopted as of January 1, 2001, and the Company recorded a one-time, non-cash benefit of $1.9 million. The benefit is reflected as a cumulative effect of an accounting change in the accompanying consolidated statement of operations.

RECLASSIFICATIONS

    Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the 2001 presentation.

NOTE 3--BUSINESS ACQUISITIONS

STYLECLICK TRANSACTION

    On July 27, 2000, USA and Styleclick.com Inc., an enabler of e-commerce for manufacturers and retailers, completed the merger of Internet Shopping Network, a subsidiary of USA, and Styleclick.com (the "Styleclick Transaction"). The entities were merged with a new company, Styleclick, Inc., which owns and operates the combined properties of Styleclick.com and ISN. Styleclick, Inc. is traded on the OTC under the symbol "IBUY". In accordance with the terms of the agreement, USA invested $40 million in cash and agreed to contribute
$10 million in dedicated media, and received warrants to purchase additional shares of the new company. At closing, Styleclick.com repaid $10 million of borrowings outstanding under a bridge loan provided by USA.

    The aggregate purchase price, including transaction costs, of $211.9 million was determined as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Value of portion of Styleclick.com acquired in the merger...     $121,781
Additional cash and promotional investment by USA...........       50,000
Fair value of outstanding "in the money options" and
  warrants of Styleclick.com................................       37,989
Transaction costs...........................................        2,144
                                                                 --------
Total acquisition costs.....................................     $211,914
                                                                 --------

    The fair value of Styleclick.com was based on the fair value of $15.78 per share times 7.7 million shares outstanding. Fair value of the shares was determined by taking an average of the opening and closing price of Styleclick.com common stock for the period just before and just after the terms of the transaction were agreed to by the Company and Styleclick.com and announced to the public. In

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 3--BUSINESS ACQUISITIONS (CONTINUED) conjunction with the transaction, the Company recorded a pre-tax gain of $104.6 million in accordance with Staff Accounting Bulletin No. 51, "Accounting for Sales of Stock by a Subsidiary", based upon the 25% of ISN's net book value exchanged for 75% of Styleclick.com's fair value, determined based upon the fair value of Styleclick.com common stock received in the merger.

    The Styleclick transaction has been accounted for under the purchase method of accounting. The purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair values at the date of purchase. The unallocated excess of acquisition costs over net assets acquired of $170.2 million has been allocated to goodwill, which originally was being amortized over 3 years.

    In March 2001, Styleclick announced a new company organization designed to advance its offering of scaleable commerce services. The announcement included Styleclick's acquisition of the MVP.com technology platform. Also in March 2001, the Styleclick Board elected two executives of ECS to top management positions at Styleclick, and certain senior executives of Styleclick left the Company. As of December 31, 2000, as a result of the historical and anticipated operating losses of Styleclick, and the continuing evaluation of the operations and technology, Styleclick determined the goodwill recorded in conjunction with the Styleclick Merger was impaired and recorded a write-down of $145.6 million as goodwill amortization in fiscal 2000. Since the second quarter of 2001, Styleclick has focused on e-commerce services and technology while eliminating its online retail business. During this transition, Styleclick continued to incur significant net losses from operations that raise substantial doubt about Styleclick's ability to continue as a going concern. Styleclick is considering its options with respect to the situation.

BUSINESS ACQUISITION PRO FORMA RESULTS

    The following unaudited pro forma condensed consolidated financial information for the twelve months ended December 31, 2000 and 1999 is presented to show the results of the Company as if the Styleclick Transaction had occurred on January 1, 2000. The pro forma results reflect certain adjustments, including increased amortization related to goodwill and other intangibles, and are not necessarily indicative of what the results would have been had the transactions actually occurred on January 1, 1999.

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                          2000          1999
                                                       -----------   -----------
Net revenues.........................................  $3,356,681    $2,692,653
Net income...........................................      61,413        73,021

NOTE 4--INTANGIBLE ASSETS

    Intangible assets represents goodwill which is amortized using the straight-line method over periods ranging from 3 to 40 years.

    Goodwill primarily relates to various transactions, and represents the excess of purchase price over the fair value of assets acquired and is net of accumulated amortization of $573.1 million and $453.6 million at December 31, 2001 and 2000, respectively.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 5--LONG-TERM OBLIGATIONS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Unsecured Senior Credit Facility ("New Facility"); with a
  $40,000,000 sub-limit for letters of credit, entered into
  February 12, 1998, which matures on December 31, 2002. At
  the Company's option, the interest rate on borrowings is
  tied to the London Interbank Offered Rate ("LIBOR") or the
  Alternate Base Rate ("ABR"), plus an applicable margin.
  Interest rate at December 31, 2000 was 2.9%...............  $     --   $     --
$500,000,000 6 3/4% Senior Notes (the "Senior Notes") due
  November 15, 2005; interest payable May 15 and
  November 15 commencing May 15, 1999. Interest rate at
  December 31, 2001 was 6.75%...............................   498,515    498,213
Other long-term obligations maturing through 2005...........    33,909     25,903
                                                              --------   --------
Total long-term obligations.................................   532,424    524,116
Less current maturities.....................................   (32,911)   (20,053)
                                                              --------   --------
Long-term obligations, net of current maturities............  $499,513   $504,063
                                                              --------   --------

    On February 12, 1998, USA and USANi LLC, as borrower, entered into a credit agreement which provides for a $1.6 billion credit facility. The credit facility was used to finance the Universal Transaction and to refinance USA's then-existing $275.0 million revolving credit facility. The credit facility consists of (1) a $600.0 million revolving credit facility with a $40.0 million sub-limit for letters of credit, (2) a $750.0 million Tranche A Term Loan and,
(3) a $250.0 million Tranche B Term Loan. The Tranche A Term Loan and the Tranche B Term Loan have been permanently repaid as of December 31, 1999, as described below.

    The existing credit facility is guaranteed by certain of USA's subsidiaries. The interest rate on borrowings under the existing credit facility is tied to an alternate base rate or the London InterBank Rate, in each case, plus an applicable margin, and $595.4 million was available for borrowing as of December 31, 2001 after taking into account outstanding letters of credit. The credit facility includes covenants requiring, among other things, maintenance of specific operating and financial ratios and places restrictions on payment of certain dividends, incurrence of indebtedness and investments. The Company pays a commitment fee of .1875% on the unused portion of the credit facility. Note that with the closing of the Vivendi Transaction, the Company expects that the existing credit facility will expire.

    Aggregate contractual maturities of long-term obligations are as follows:

YEARS ENDING DECEMBER 31,                                     (IN THOUSANDS)
-------------------------                                     --------------
2002........................................................     $ 32,911
2003........................................................          748
2004........................................................           50
2005........................................................      498,715
2006........................................................           --
Thereafter..................................................           --
                                                                 --------
                                                                 $532,424
                                                                 --------

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 6--INCOME TAXES

    Federal income tax expense represents an allocation of income tax expense from USA, calculated as if Home Shopping was a separate filer for federal tax purposes.

    A reconciliation of total income tax expense to the amounts computed by applying the statutory federal income tax rate to earnings before income taxes is shown as follows:

                                                   YEARS ENDED DECEMBER 31,
                                                ------------------------------
                                                  2001       2000       1999
                                                --------   --------   --------
                                                        (IN THOUSANDS)
Income tax expense at the federal statutory
  rate of 35%.................................  $119,427   $155,017   $140,064
Amortization of goodwill and other
  intangibles.................................    11,688     14,494     11,618
State income taxes, net of effect of federal
  tax benefit.................................     9,450      9,158     10,128
Impact of minority interest...................   (76,827)   (98,606)   (87,246)
Other, net....................................    24,000      9,361     (1,246)
                                                --------   --------   --------
Income tax expense............................  $ 87,738   $ 89,424   $ 73,318
                                                --------   --------   --------

    The components of income tax expense are as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                   ------------------------------
                                                     2001       2000       1999
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
CURRENT INCOME TAX EXPENSE:
  Federal........................................  $55,971    $45,750    $47,265
  State..........................................   11,117      9,087     12,755
  Foreign........................................       --      4,401         --
                                                   -------    -------    -------
  Current income tax expense:....................  $67,088    $59,238    $60,020
DEFERRED INCOME TAX EXPENSE:
  Federal........................................  $17,228    $25,184    $10,472
  State..........................................    3,422      5,002      2,826
                                                   -------    -------    -------
  Deferred income tax expense:...................  $20,650    $30,186    $13,298
                                                   -------    -------    -------
  Total income tax expense.......................  $87,738    $89,424    $73,318
                                                   -------    -------    -------

    The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000, are presented below.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 6--INCOME TAXES (CONTINUED)
The valuation allowance represents items for which it is more likely than not that the tax benefit will not be realized.

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  2001            2000
                                                              -------------   -------------
                                                                     (IN THOUSANDS)
CURRENT DEFERRED TAX ASSETS (LIABILITIES):
  Inventory costing.........................................    $  8,400        $ 10,888
  Provision for accrued expenses............................       8,246           3,980
  Investment in affiliates..................................          --              --
  Deferred Revenue..........................................     (55,093)        (43,385)
  Bad debts.................................................       3,505           2,573
  Program rights amortization...............................       8,472           8,472
  Other.....................................................      37,554          34,920
                                                                --------        --------
  Total current deferred tax assets.........................    $ 11,084        $ 17,448
  Less valuation allowance..................................          --              --
                                                                --------        --------
  Net current deferred tax assets...........................    $ 11,084        $ 17,448
NON-CURRENT DEFERRED TAX ASSETS (LIABILITIES):
  Broadcast and cable fee contracts.........................       1,783           1,783
  Depreciation for tax in excess of financial statements....      (6,710)         (7,769)
  Amortization of tax deductible goodwill...................     (79,962)        (44,369)
  Amortization of FCC licenses and broadcast related
    intangibles.............................................     (15,879)        (15,879)
  Program rights amortization...............................       1,804           1,804
  Investment in subsidiaries................................      10,369          10,369
  Programming...............................................      22,370          36,343
  Deferred revenue..........................................      (5,062)         (5,062)
  Net federal operating loss carryforward...................      21,334              --
  Other.....................................................      15,705          10,775
                                                                --------        --------
  Total non-current deferred tax liabilities................    $(34,248)       $(12,005)
  Less Valuation allowance..................................     (35,149)        (13,816)
                                                                --------        --------
  Net non-current deferred tax liabilities..................    $(69,397)       $(25,821)
                                                                --------        --------
TOTAL DEFERRED TAX LIABILITIES..............................    $(58,313)       $ (8,373)
                                                                --------        --------

    The Company has Federal income tax returns under examination by the Internal Revenue Service. The Company has received proposed adjustments related to certain examinations. Management believes that the resolution of the proposed adjustments will not have a material adverse effect on the Company's consolidated financial statements.

NOTE 7--COMMITMENTS AND CONTINGENCIES

    The Company leases satellite transponders, computers, warehouse and office space, as well as broadcast and production facilities, equipment and services used in connection with its operations under various operating leases and contracts, many of which contain escalation clauses.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 7--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum payments under non-cancelable agreements are as follows:

YEARS ENDING DECEMBER 31,                                     (IN THOUSANDS)
-------------------------                                     --------------
2002........................................................     $ 42,608
2003........................................................       23,089
2004........................................................       20,088
2005........................................................       10,480
2006........................................................        7,029
Thereafter..................................................       41,384
                                                                 --------
                                                                 $144,678
                                                                 --------

    Expenses charged to operations under these agreements were $61.8 million, $56.4 million and $46.1 million for the years ended December 31, 2001, 2000 and 1999, respectively.

    Unrecorded commitments for program rights consist of programs for which the license period has not yet begun or the program is not yet available to air. As of December 31, 2001, the unrecorded commitments amounted to $968.0 million. Annual commitments are $153.8 million in 2002, $173.5 million in 2003, $189.1 million in 2004, $155.0 million in 2005, $112.4 million in 2006 and
$184.2 million in 2007 and thereafter.

    The Company is required to provide funding, from time to time, for the operations of its investments in joint ventures accounted for under the equity method. To date, HSN has funded $125.3 million to Hot Networks, a company operating electronic retailing operations in Europe in which the Company holds an equity stake.

NOTE 8--INVENTORIES

                                                       DECEMBER 31, 2001       DECEMBER 31, 2000
                                                     ---------------------   ---------------------
                                                     CURRENT    NONCURRENT   CURRENT    NONCURRENT
                                                     --------   ----------   --------   ----------
                                                                    (IN THOUSANDS)
Film costs:
Released, net of amortization......................  $     --    $210,325    $     --    $216,656
In process and unreleased..........................        --      25,411          --      34,713
Programming costs, net of amortization.............   209,798     248,943     172,493     178,846
Sales merchandise, net.............................   194,357          --     224,030          --
                                                     --------    --------    --------    --------
Total..............................................  $404,155    $484,679    $396,523    $430,215
                                                     --------    --------    --------    --------

    The Company estimates that approximately 90% of unamortized film costs at December 31, 2001 will be amortized within the next three years.

NOTE 9--LITIGATION

    In the ordinary course of business, the Company is engaged in various lawsuits, including a certain class action lawsuit in connection with the Vivendi Transaction. In the opinion of management, the ultimate outcome of the various lawsuits should not have a material impact on the liquidity, results of operations or financial condition of the Company.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 10--BENEFIT PLANS

    The Company offers various plans pursuant to Section 401(k) of the Internal Revenue Code covering substantially all full-time employees who are not party to collective bargaining agreements. The Company's share of the matching employer contributions is set at the discretion of the Board of Directors or the applicable committee thereof.

NOTE 11--STOCK OPTION PLANS

    The following describes the stock option plans. Share numbers, prices and earnings per share reflect USA's two-for-one stock split to holders of record at the close of business on February 10, 2000.

    USA has outstanding options to employees of the Company under several plans (the "Plans") which provide for the grant of options to purchase USA's common stock at not less than fair market value on the date of the grant. The options under the Plans vest ratably, generally over a range of three to five years from the date of grant and generally expire not more than 10 years from the date of grant. Five of the Plans have options available for future grants.

    USA also has outstanding options to outside directors under one plan (the "Directors Plan") which provides for the grant of options to purchase USA's common stock at not less than fair market value on the date of the grant. The options under the Directors Plan vest ratably, generally over three years from the date of grant and expire not more than 10 years from the date of grant. A summary of changes in outstanding options under the stock option plans following the Company's two-for-one stock split, is as follows:

                                                                     DECEMBER 31,
                                            ---------------------------------------------------------------
                                                   2001                  2000                  1999
                                            -------------------   -------------------   -------------------
                                                        PRICE                 PRICE                 PRICE
                                             SHARES     RANGE      SHARES     RANGE      SHARES     RANGE
                                            --------   --------   --------   --------   --------   --------
                                                                 (SHARES IN THOUSANDS)
Outstanding at beginning of period........   78,053    $ 1-$37     68,330    $ 1-$37     68,916     $ 2-37
Granted or issued in connection with
  mergers.................................    5,676    $19-$28     13,445    $17-$28      8,093     $16-28
Exercised.................................   (7,016)   $ 3-$28     (1,915)   $ 3-$17     (7,881)    $ 1-13
Cancelled.................................   (1,060)   $ 5-$28     (1,807)   $ 6-$37       (798)    $ 6-18
                                             ------                ------                ------
Outstanding at end of period..............   75,653    $ 1-$28     78,053    $ 1-$28     68,330     $ 1-37
                                             ------    -------     ------    -------     ------     ------
Options exercisable.......................   58,591    $ 1-$28     52,082    $ 1-$37     44,697     $ 1-37
                                             ------                ------                ------

    The weighted average exercise prices during the year ended December 31, 2001, were $22.87, $8.93 and $20.62 for options granted, exercised and cancelled, respectively. The weighted average fair value of options granted during the year was $9.69.

    The weighted average exercise prices during the year ended December 31, 2000, were $20.92, $9.69 and $20.13 for options granted, options exercised and options cancelled, respectively. The weighted average fair value of options granted during the year was $8.10.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 11--STOCK OPTION PLANS (CONTINUED)
    The weighted average exercise prices during the year ended December 31, 1999, were $23.77, $6.05 and $11.56 for options granted, exercised and cancelled, respectively. The weighted average fair value of options granted during the year was $9.52.

                                              OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                  -------------------------------------------   -----------------------------
                                                        WEIGHTED
                                                         AVERAGE     WEIGHTED                        WEIGHTED
                                                        REMAINING    AVERAGE                         AVERAGE
                                    OUTSTANDING AT     CONTRACTUAL   EXERCISE     EXERCISABLE AT     EXERCISE
RANGE OF EXERCISE PRICE           DECEMBER 31, 2000       LIFE        PRICE     DECEMBER 31, 2000     PRICE
-----------------------           ------------------   -----------   --------   ------------------   --------
                                                                (IN THOUSANDS)
$0.01 to $5.00..................        18,043             3.9        $ 4.72          18,043          $ 4.72
$5.01 to $10.00.................        30,088             5.0          8.43          30,085            8.43
$10.01 to $15.00................         4,008             6.5         12.46           2,795           12.42
$15.01 to $20.00................         8,422             7.2         18.74           3,748           18.71
$20.01 to $25.00................        11,462             8.4         22.81           2,294           22.50
$25.01 to $27.91................         3,630             8.1         27.71           1,626           27.90
                                        ------                                        ------
                                        75,653             5.7         10.27          58,591            7.53
                                        ------                                        ------

    Pro forma information regarding net income and earnings per share is required SFAS 123. The information is determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair market value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999: risk-free interest rates of 5.0%; a dividend yield of zero; a volatility factor of .72, .62, and .44, respectively, based on the expected market price of USA Common Stock based on historical trends; and a weighted-average expected life of the options of five years.

    The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair market value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                      YEARS ENDED DECEMBER 31,
                                                   ------------------------------
                                                     2001       2000       1999
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Pro forma net income (loss)......................  $(13,873)   $3,826    $48,111

    These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 12--STATEMENTS OF CASH FLOWS

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS FOR THE YEAR ENDED
  DECEMBER 31, 2001:

    For the twelve months ended December 31, 2001, the Company incurred non-cash compensation expense of $9.8 million, including $4.9 million related to an agreement with and executive.

    In 2001 the Company realized pre-tax losses of $30.7 million on equity losses in unconsolidated subsidiaries, resulting primarily from HOT Networks, which operates electronic retailing operations in Europe. In 2001 the Company realized pre-tax losses of $7.9 million related to the write-off of equity investments to fair value. The write-off in equity investments was based upon management's estimate of the current value of the investments, considering the current business environment, financing opportunities of the investees, anticipated business plans and other factors. Note that the majority of investments were in Internet related companies.

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS FOR THE YEAR ENDED
  DECEMBER 31, 2000:

    As of January 1, 2000 the Company began to consolidate the accounts of HOT Germany, an electronic retailer operating principally in Germany, whereas its investment in HOT Germany was previously accounted for under the equity method of accounting.

    On January 20, 2000, the Company completed its acquisition of Ingenious Designs, Inc. ("IDI"), by issuing approximately 190,000 shares of USA common stock for all the outstanding stock of IDI, for a total value of approximately $5.0 million.

    For the twelve months ended December 31, 2000, the Company incurred non-cash compensation expense of $9.7 million, including $3.8 million related to a consulting agreement with an executive.

    In 2000 the Company realized pre-tax losses of $7.9 million on equity losses in unconsolidated subsidiaries resulting primarily from HOT Networks, which operates electronic retailing operations in Europe. In d 2000 the Company also realized pre-tax losses of $35.9 million related to the write-off of equity investments to fair value. The write-off in equity investments was based upon management's estimate of the current value of the investments, considering the current business environment, financing opportunities of the investees, anticipated business plans and other factors. Note that the majority of investments were in Internet related companies.

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS FOR THE YEAR ENDED
  DECEMBER 31, 1999:

    For the twelve months ended December 31, 1999, the Company incurred non-cash compensation expense of $6.5 million.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 12--STATEMENTS OF CASH FLOWS (CONTINUED)
    In 1999, the Company acquired post-production equipment through a capital lease totaling $2.5 million Supplemental disclosure of cash flow information:

                                                      YEARS ENDED DECEMBER 31,
                                                   ------------------------------
                                                     2001       2000       1999
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Cash paid during the period for:
  Interest.......................................  $35,856    $35,688    $47,112
  Income tax payments............................   12,499      5,680      3,935
  Income tax refund..............................    1,053      1,250         --

NOTE 13--RELATED PARTY TRANSACTIONS

    As of December 31, 2001, the Company was involved in several agreements with related parties as follows:

    Universal provides certain support services to the Company under a Transition Services agreement entered into in connection with the Universal Transaction. For these services, which include use of pre-production, production and post-production facilities, information technology services, physical distribution, contract administration, legal services and office space, Universal charged the Company $7.1 million, $8.2 million and $12.5 million for the years ended December 31, 2001, 2000 and 1999, respectively, of which $5.7 million, $4.7 million and $8.0 million was capitalized to production costs, respectively.

    Universal and the Company entered into an International Television Distribution Agreement under which the Company pays to Universal a distribution fee of 10% on all programming owned or controlled by the Company distributed outside of the United States. For the years ended December 31, 2001, 2000 and 1999, the fee totaled $13.6 million, $14.0 million and $9.0 million, respectively.

    In addition, the Company and Universal entered into a Domestic Television Distribution Agreement under which the Company distributes in the United States certain of Universal's television programming. For the years ended December 31, 2001, 2000 and 1999, Universal paid the Company $4.1 million, $1.5 million and $1.5 million, respectively.

    Home Shopping has affiliation agreements with USA Broadcasting ("USAB"), a wholly owned subsidiary of USA which provides for the USAB's broadcast of Home Shopping's electronic retailing programming on a full-time basis. Expense related to these affiliation agreements with USAB for the years ended
December 31, 2001, 2000 and 1999 was $17.1 million, $35.0 million and
$38.1 million, respectively.

    Under the USANi LLC Operating Agreement, USANi LLC is obligated to make a distribution to each of the LLC members in an amount equal to each member's share of USANi LLC's taxable income at a specified tax rate. The estimated amount for 2001 is $153.5 and is expected to be paid on February 28, 2002. In March 2000, the Company made a mandatory tax distribution payment to the partners in the amount of $118.1 million related to the year ended December 31, 1999, of which $50.1 was paid to USA. In March 1999, the Company paid $52.8 million, of which $24.0 million was paid to USA.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 13--RELATED PARTY TRANSACTIONS (CONTINUED)

    In connection with the settlement of its interest in an international joint venture, the Company received $24.0 million from Universal during 2001.

NOTE 14--TRANSACTIONS WITH USA AND SUBSIDIARIES

    Advances to USA and subsidiaries generally represent net amounts transferred from the Company to USA and its subsidiaries to fund operations and other related items. Pursuant to the Investment Agreement, all excess cash held at USA and subsidiaries is transferred to the Company no less frequently than monthly and the Company may transfer funds to USA to satisfy obligations of USA and its subsidiaries. Under the Investment Agreement, transfers of cash are evidenced by a demand note and accrue interest at the Company's borrowing rate under the credit facility.

    During the year ended December 31, 2001, net transfers from USA to USANi LLC totaled approximately $547.0 million, principally due to the proceeds of $589.6 from the sale of all of the capital stock of certain USA Broadcasting ("USAB") subsidiaries that own 13 full-power television stations and minority interests in four additional full-power stations to Univision Communications Inc., and net receipts of $67.4 million and $23.8 million from USA Films and PRC, respectively. The receipts were offset by $77.8 million to fund two acquisitions by PRC and $40.9 million to fund the operations of USA's television broadcast operations, as USA continued to air HSN programming on a majority of the stations until January 2002.

    During the year ended December 31, 2000, net transfers from USANi LLC to USA totaled approximately $350.4 million, including $70.8 million related to contingent purchase price payments on the Hotel Reservations Network transaction, $69.2 million to fund the operations of USA's television broadcast operations, $50.7 million to fund the operations and acquisitions of Ticketmaster, $26.9 million to fund the operations and acquisition of PRC and $32.3 million to pay off outstanding debt of PRC at the date of acquisition, offset partially by net receipts of $25.1 million from USA Films.

    During the year ended December 31, 1999, net transfers from USANi LLC to USA totaled approximately $429.1 million, including $372.2 million related to the Hotel Reservations Network Transaction and the October Films/PFE Transaction (including $200 million advanced to Universal pursuant to an eight year, full recourse, interest-bearing note in connection with the acquisition of October Films, in which Universal owned a majority interest, and the domestic film distribution and development business of Universal previously operated by Polygram Filmed Entertainment, Inc.), $50.9 million to fund the operations of USA's television broadcast operations, $98.6 million to repay a portion of the outstanding borrowings assumed in the October Films/PFE Transaction and $8.8 million to fund the operations of USA Films. Funds were also transferred to USA to purchase shares of treasury stock. These amounts were offset by $79.4 million and $40.0 million of funds transferred to USANi LLC from the Ticketing operations business and the Hotel reservations business, respectively. During the year ended December 31, 1998 net cash transfers totaling approximately $118.2 million were made to repay USA's revolving credit facility, repay Ticketmaster's bank credit facility, and fund the operations of USA's broadcast operation, offset by proceeds from the sale of the assets of SF Broadcasting and USA's Baltimore television station. The interest incurred on the net transfers for the years ended December 31, 2000, 1999 and 1998 was approximately $2.9 million, $7.2 million and $9.5 million, respectively.

    The Company allocates certain overhead expenses to the USA parent company based upon the fair value of services performed. Expenses allocated for the periods ended December 31, 2001, 2000 and 1999 were $8.6 million, $11.6 million and $8.6 million, respectively.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 15--QUARTERLY RESULTS (UNAUDITED)

                                                     QUARTER         QUARTER        QUARTER     QUARTER
                                                      ENDED           ENDED          ENDED       ENDED
                                                  DECEMBER 31,    SEPTEMBER 30,    JUNE 30,    MARCH 31,
                                                  -------------   --------------   ---------   ----------
                                                                      (IN THOUSANDS)
Year Ended December 31, 2001
Net revenues....................................    $942,687         $862,646      $912,803     $904,782
Operating profit................................      96,097           92,412       107,697      114,917
Net earnings(a)(b)..............................      (2,391)          18,023        24,361       26,465
Year Ended December 31, 2000
Net revenues....................................    $970,939         $776,881      $799,806     $807,166
Operating profit................................     (34,826)          81,347        99,769      117,984
Net earnings(a)(c)..............................     (13,546)          34,197        22,585       21,790

------------------------

(a) The Company recorded losses of $7.5 million and $0.4 million during the fourth and second quarters of 2001, respectively, related to the write-down of equity investments to fair value. The Company recorded losses of $5.4 million and $30.5 million during the fourth and third quarters of 2000, respectively, related to the write-down of equity investments to fair value.

(b) During the first quarter of 2001, the Company adopted Statement of Position 00-2, "Accounting By Producers or Distributors of Films." The Company recorded income of $1.9 million related to the cumulative effect of adoption.

(c) The quarterly results include the operations of Styleclick.com since its acquisition on July 27, 2000, and PRC since its acquisition on April 5, 2000. During the third quarter of 2000, the Company recorded a pre-tax gain of $104.6 million related to the Styleclick Transaction. During the fourth quarter of 2000, the Company recorded a pre-tax charge of $145.6 million related to the impairment of Styleclick goodwill.

NOTE 16--INDUSTRY SEGMENTS

    The Company operates principally in five industry segments: Cable and studios, HSN-US, ECS/ Styleclick, Emerging networks and HSN-International and other.

    Adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA") is defined as operating income plus (1) depreciation and amortization, (2) amortization of cable distribution fees of $44.0 million, $36.3 million and $26.7 million in fiscal years 2001, 2000 and 1999, respectively (3) amortization of non-cash distribution and marketing expense and (4) disengagement expenses (described below) of $4.1 million in 2001. Adjusted EBITDA is presented here as a tool and as a valuation methodology used by management in evaluating the business. Adjusted EBITDA does not purport to represent cash provided by operating activities. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA may not be comparable to calculations of similarly titled measures presented by other companies.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 16--INDUSTRY SEGMENTS (CONTINUED)
    The following is a reconciliation of Operating Income to Adjusted EBITDA for 2001, 2000 and 1999.

                                                TWELVE MONTHS ENDED DECEMBER 31,
                                                ---------------------------------
                                                  2001        2000        1999
                                                ---------   ---------   ---------
  Operating income............................  $411,123    $264,274    $343,595
  Depreciation and amortization...............   236,819     376,791     175,539
  Amortization of cable distribution fees.....    43,975      36,322      26,680
  Amortization of non cash compensation
    expense...................................     9,799       9,704       6,314
  Disengagement expenses......................     4,052          --          --
                                                --------    --------    --------
Adjusted EBITDA...............................  $705,768    $687,091    $552,128
                                                --------    --------    --------

                                                 YEARS ENDED DECEMBER 31,
                                           ------------------------------------
                                              2001         2000         1999
                                           ----------   ----------   ----------
                                                      (IN THOUSANDS)
REVENUES
Cable and studios........................  $1,633,130   $1,525,124   $1,304,683
HSN--U.S.(a).............................   1,658,904    1,533,271    1,332,911
Electronic Commerce
  Solutions/Styleclick...................      34,229       30,350       31,886
Trio, NWI, Crime, other emerging media...      24,086       20,332        1,188
HSN--International and other(b)..........     272,569      245,715        8,917
Other....................................          --           --        6,894
                                           ----------   ----------   ----------
    TOTAL................................  $3,622,918   $3,354,792   $2,686,479
                                           ----------   ----------   ----------

OPERATING PROFIT (LOSS)
Cable and studios........................  $  486,667   $  435,116   $  320,878
HSN--U.S.(a)(c)..........................      86,825      105,152      104,963
Electronic Commerce
  Solutions/Styleclick...................     (73,145)    (230,021)     (46,588)
Trio, NWI, Crime, other emerging media...     (20,133)     (13,244)      (2,989)
HSN--International and other(b)..........     (34,907)       4,641       (4,517)
Corporate & other........................     (34,184)     (37,370)     (28,152)
                                           ----------   ----------   ----------
  TOTAL..................................  $  411,123   $  264,274   $  343,595
                                           ----------   ----------   ----------

ADJUSTED EBITDA
Cable and studios........................  $  613,587   $  547,684   $  434,084
HSN--U.S.(a).............................     213,239      211,462      188,984
Electronic Commerce
  Solutions/Styleclick...................     (58,364)     (50,163)     (43,421)
Trio, NWI, Crime, other emerging media...     (11,467)      (7,120)      (2,989)
HSN--International and other(b)..........     (25,306)      10,740       (4,505)
Corporate & other........................     (25,921)     (25,512)     (20,025)
                                           ----------   ----------   ----------
  TOTAL..................................  $  705,768   $  687,091   $  552,128
                                           ----------   ----------   ----------

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 16--INDUSTRY SEGMENTS (CONTINUED)

                                                 YEARS ENDED DECEMBER 31,
                                           ------------------------------------
                                              2001         2000         1999
                                           ----------   ----------   ----------
                                                      (IN THOUSANDS)
ASSETS
Cable and studios........................  $6,189,380   $5,885,301   $5,524,236
HSN--U.S.................................   1,849,946    1,855,512    1,771,560
Electronic Commerce
  Solutions/Styleclick...................     (42,751)      36,726       28,623
Trio, NWI, Crime, other emerging media...      97,376      100,943          200
HSN--International and other.............     212,549      133,654       37,840
Corporate & other........................    (482,125)    (469,086)    (130,815)
                                           ----------   ----------   ----------
  TOTAL..................................   7,824,375   $7,543,050   $7,231,644
                                           ----------   ----------   ----------

DEPRECIATION AND AMORTIZATION OF
  INTANGIBLES AND CABLE DISTRIBUTION FEES
Cable and studios........................  $  122,008   $  112,568   $  113,034
HSN--U.S.................................     122,115      106,059       83,796
Electronic Commerce
  Solutions/Styleclick...................      14,589      179,858        3,167
Trio, NWI, Crime, other emerging media...       8,666        6,124           --
HSN--International and other.............       9,601        6,099           12
Corporate & other........................       3,815        2,405        2,210
                                           ----------   ----------   ----------
  TOTAL..................................  $  280,794   $  413,113   $  202,219
                                           ----------   ----------   ----------

CAPITAL EXPENDITURES
Cable and studios........................  $   12,907   $   15,229   $    6,771
HSN--U.S.................................      42,615       34,122       33,412
Electronic Commerce
  Solutions/Styleclick...................       2,292        5,047       13,657
Trio, NWI, Crime, other emerging media...          61          600           --
HSN--International and other.............       6,031       18,105       13,746
Corporate & other........................       4,590       21,723        3,095
                                           ----------   ----------   ----------
  TOTAL..................................  $   68,496   $   94,826   $   70,681
                                           ----------   ----------   ----------

------------------------

(a) Includes estimated revenue in 2000 generated by homes lost by HSN following the sale of USA Broadcasting to Univision, which is estimated to be $6.2 million. Adjusted EBITDA for these homes is estimated at $0.9 million.

(b) Includes impact of foreign exchange fluctuations, which reduced revenue by $44.0 million and $36.3 million in 2001 and 2000, respectively, if the results are translated from Euros to U.S. dollars at a constant exchange rate, using 1999 as the base year.

(c) 2001 includes $4.1 million of costs incurred related to the disengagement of HSN from USA Broadcasting stations. Amounts primarily related to payments to cable operators and related marketing expenses in the disengaged markets.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 17--FINANCIAL INSTRUMENTS

    The additional disclosure below of the estimated fair value of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies when available. The carrying value of all current assets and current liabilities approximates fair value due to their short-term nature.

                                                   DECEMBER 31, 2001         DECEMBER 31, 2000
                                                -----------------------   -----------------------
                                                 CARRYING       FAIR       CARRYING       FAIR
                                                  AMOUNT       VALUE        AMOUNT       VALUE
                                                ----------   ----------   ----------   ----------
                                                                 (IN THOUSANDS)
Cash and cash equivalents.....................  $  779,592   $  779,592   $   71,816   $   71,816
Long-term investments.........................      39,485       39,485       29,187       29,187
Long-term obligations.........................    (532,424)    (532,424)    (524,116)    (524,116)

NOTE 18--EQUITY INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

    At December 31, 2001, USA beneficially owned 46.7% of the outstanding common stock of Hot Networks AG, a German stock corporation, the subsidiaries of which operate electronic retailing operations in Europe. This investment is accounted for using the equity method. Due to the significance of the results of Hot Networks, AG, in relation to USA's results, summary financial information for Hot Networks AG is presented below. There were no significant operations in 1999.

                                                           AS OF AND FOR THE
                                                              YEARS ENDED
                                                             DECEMBER 31,
                                                         ---------------------
                                                           2001        2000
                                                         ---------   ---------
                                                            (IN THOUSANDS)
Current assets.........................................  $  17,597   $   6,943
Noncurrent assets......................................    157,274      42,784
Current liabilities....................................     46,085      37,531
Noncurrent liabilities.................................    194,249      23,668
Net sales..............................................      8,215       6,242
Gross profit...........................................        277       1,301
Net loss...............................................    (51,453)    (20,254)

    To date, the Company has contributed approximately $125.3 million, including $105.5 million in 2001, and recorded equity losses in unconsolidated subsidiaries of $30.5 million, including $27.6 million in 2001.

NOTE 19--PROGRAM RIGHTS AND FILM COSTS

    As of December 31, 2001, the liability for program rights, representing future payments to be made under program contract agreements amounted to $510.1 million. Annual payments required are $259.3 million in 2002, $156.6 million in 2003, $70.8 million in 2004, $17.0 million in 2005, $3.9 million in 2006 and
$2.5 million in 2007 and thereafter. Amounts representing interest are $48.1 million and the present value of future payments is $462.0 million.

    As of December 31, 2001, the liability for film costs amounted to $95.9 million. Annual payments are $51.6 million in 2002, $42.4 million in 2003 and $1.9 million in 2004.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

NOTE 20--GUARANTEE OF NOTES

    USA issued $500.0 million 6 3'4% Senior Notes due 2005 (the "Notes"). USANi LLC is a co-issuer and co-obligor of the Notes. The Notes are jointly, severally, fully and unconditionally guaranteed by certain subsidiaries of USA, including the Company and all of the subsidiaries of USANi LLC (other than subsidiaries that are, individually and in the aggregate, inconsequential to USANi LLC on a consolidated basis) (collectively, the "Subsidiary Guarantors"). All of the Subsidiary Guarantors (other than the Company) (the "Wholly Owned Subsidiary Guarantors") are wholly owned, directly or indirectly, by the Company or USANi LLC, as the case may be.

    Separate financial statements for each of the Wholly Owned Subsidiary Guarantors are not presented and such Wholly Owned Subsidiary Guarantors are not filing separate reports under the Securities Exchange Act of 1934 because the Company's management has determined that the information contained in such documents would not be material to investors.